Exhibit (a)(1)(i)
OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT
CSK AUTO, INC.
Offer To Purchase For Cash
Any and All Outstanding:
3 3/8% Senior Exchangeable Notes due 2025
(CUSIP Nos. 12637K AH4 (Restricted) and 12637K AJ0 (Registered))
and
4 5/8% Senior Exchangeable Notes due 2025
(CUSIP No. 12637K AK7)
and
Solicitation of Consents for
Amendments to the Related Indentures
The Offers will expire at 5:00 p.m., New York City time, on July 18, 2006, unless extended (such date and time, as we may extend it from time to time, the “Expiration Time”). We may, in our sole discretion, extend the Expiration Time or amend the Offers with respect to either series of Notes at any time.
     CSK Auto, Inc. (“we,” “us,” “our” or the “Company”) is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as it may be amended or supplemented from time to time, this “Statement”) and in the accompanying Letter of Transmittal and Consent (the “Letter of Transmittal,” and together with this Statement, the “Offer Documents”), any and all of its $125,000,000 outstanding 3 3/8% Senior Exchangeable Notes due 2025 (the “3 3/8% Notes”) and $100,000,000 outstanding 4 5/8% Senior Exchangeable Notes due 2025 (the “4 5/8% Notes,” and together with the 3 3/8 % Notes, the “Notes”) at a purchase price equal to $1,000.00 per $1,000 of the principal amount of the Notes, plus accrued and unpaid interest, including additional interest, to, but excluding, the date on which the Notes are purchased, which is expected to be promptly following the Expiration Time (such purchase price, the “Tender Offer Consideration”). We refer to our offers to purchase the Notes as the Tender Offers. We also intend to commence a separate offer to purchase for cash and consent solicitation with respect to any and all outstanding 7% Senior Subordinated Notes due 2014 (the “7% Notes”) on June 19, 2006 (the “7% Offer”). The 7% Offer and the Offers are independent and are not conditioned upon each other.
     Concurrently with the Tender Offers, we hereby solicit consents from holders of the Notes, upon the terms and subject to the conditions set forth in the Offer Documents (the “Consents”), to (1) the adoption of proposed amendments to the Indentures (as defined below) under which the Notes were issued to eliminate or modify specified covenants and events of default in the Indentures (the “Proposed Amendments”); (2) the execution by us and the Trustee of supplemental indentures to the Indentures effecting the Proposed Amendments (the “Supplemental Indentures”); (3) waive any existing or past default, Default, or Event of Default (each as defined in the Indentures) arising under the Indentures related to the matters covered by the Proposed Amendments, including our failure to comply with Section 5.04 of the Indentures (the “Waiver”); and (4) withdraw the applicable Notice of Default, dated May 2, 2006, delivered to us by certain holders of the Notes and any other notice of default or notice of acceleration received by us or the Trustee related to the matters covered by the Proposed Amendments, including our failure to comply with Section 5.04 of the Indentures, at any time prior to the effectiveness of the relevant Supplemental Indenture (the “Withdrawal”). See “The Proposed Amendments, the Waiver, and the Withdrawal.” We are not offering any separate or additional payment for the Consents to the Proposed Amendments, the Waiver, and the Withdrawal. We refer to our solicitations of Consents as the “Consent Solicitations” and to each Tender Offer together with the related Consent Solicitation as an “Offer.”
     In order to be adopted and to be given effect, the Proposed Amendments, the Waiver, and the Withdrawal require the consent from holders of at least a majority in aggregate principal amount of Notes subject to the Offer outstanding (excluding any Notes held by affiliates of the Company) (such consents, the “Requisite Consents”). Each Offer is conditioned upon the valid tender by holders of at least a majority in aggregate principal amount of Notes subject to the Offer outstanding, which will also constitute the valid delivery of the Requisite Consents.
     See “Risk Factors” for a discussion of some factors holders should consider in deciding whether or not to participate in the Offer. The Offer Documents contain important information you should read before making a decision with respect to the Offer.
     This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Statement or any related documents. Any representation to the contrary is a criminal offense.

The Information Agent and Depositary for the Offers is:
The Altman Group, Inc.
June 19, 2006

IMPORTANT INFORMATION
      The Offer Documents contain important information that should be read before any decision is made with respect to the Offers. Under the terms of the Offer Documents, the completion, execution and delivery of the Letter of Transmittal and any additional documents required thereby by a holder of Notes in connection with the tender of Notes prior to the Expiration Time will be deemed to constitute the Consent of that tendering holder to the Proposed Amendments, the Waiver, and the Withdrawal related to the Indenture governing such Notes and will entitle the tendering holder to receive the Tender Offer Consideration with respect to the Notes.
      The purpose of the Offers is to acquire all of the outstanding Notes and to give effect to the Proposed Amendments, the Waiver, and the Withdrawal. The 3 3/8% Notes were issued under an Indenture, dated as of July 29, 2005, by and among the Company, the guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of December 30, 2005, among the Company, the guarantors party thereto and the Trustee (the “3 3/8% Indenture”). The 4 5/8% Notes were issued under an Indenture, dated as of December 19, 2005, by and among the Company, the guarantors party thereto and the Trustee, as supplemented by a First Supplemental Indenture, dated as of December 30, 2005, among the Company, the guarantors party thereto and the Trustee (the “4 5/8% Indenture”). The 3 3/8% Indenture and the 4 5/8 % Indenture are collectively referred to herein as the “Indentures.”
      Each Offer is independent from the other Offer and may be amended or terminated subject to applicable law. If you consent to the Proposed Amendments, the Waiver, and the Withdrawal in a Consent Solicitation, you are obligated to tender, and will be deemed to have tendered, your Notes in the related Tender Offer. If you tender your Notes pursuant to a Tender Offer, you are obligated to deliver, and will be deemed to have delivered, a Consent to the Proposed Amendments, the Waiver, and the Withdrawal in the related Consent Solicitation. Notes tendered may be validly withdrawn, and the related delivery of Consents may be revoked, at any time at or prior to the Expiration Time. A valid withdrawal of Notes will revoke the related Consent. Consents provided in connection with a tender of Notes cannot be validly revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of Consents provided in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not constitute a valid withdrawal of the related Notes.
      Our obligation to accept for purchase and pay for Notes validly tendered and not withdrawn in each Offer is conditioned upon, unless waived, satisfaction prior to the date that Notes are accepted for purchase pursuant to the Offer of (1) the Minimum Tender Condition, (2) the Acceleration Condition, and (3) the General Conditions, each as defined under “The Tender Offers and Consent Solicitations — Conditions to the Offers.” If any of the conditions to any Offer are not satisfied or waived by us at or prior to the Expiration Time, (1) we will not be obligated to accept for purchase or to pay for any Notes validly tendered pursuant to such Offer and (2) any Notes that were previously tendered pursuant to such Offer will be returned to the tendering holders.
      We will not terminate the Offer if CSK Corp. files its 2005 Form 10-K (as defined below) or its First Quarter 2006 Form 10-Q (as defined below) prior to the Expiration Time, and the Offer is not conditioned upon CSK Corp.’s continued failure to file its 2005 Form 10-K or its First Quarter 2006 Form 10-Q prior to the Expiration Time.
      Subject to applicable law, we reserve the right to (1) waive any and all conditions to either Offer, (2) extend either Offer, (3) terminate either Offer in the event that any of the conditions applicable to such Offer set out under “The Tender Offers and Consent Solicitations — Conditions to the Offers” have not been satisfied or waived by us at or prior to the Expiration Time, or (4) otherwise amend either Offer in any respect.
      Upon the terms and subject to the conditions of the Offers (including, if an Offer is extended or amended, the terms and conditions of the extension or amendment) and applicable law, promptly following the Expiration Time, we will accept for purchase and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the Offers, which payment will be made by the deposit of immediately available funds by us with the Altman Group, Inc., the Depositary for the Offers.

      In the event that an Offer is withdrawn or otherwise not completed, the Tender Offer Consideration with respect to such Offer will not be paid or become payable to holders of Notes who have validly tendered their Notes in connection with the Offer. In any such event, any Notes previously tendered in the Offer will be promptly returned to the tendering holder in accordance with Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
      Any holder desiring to tender Notes and deliver Consents should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein and mail or deliver a manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with the certificates evidencing the Notes (or confirmation of the transfer of the Notes in the account of the Depositary with The Depository Trust Company, or “DTC,” pursuant to the procedures for book-entry transfer set forth herein) and any other documents required by the Letter of Transmittal (or an Agent’s Message (as defined below) in the case of book-entry transfer) to the Depositary; (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the holder of Notes, if applicable; or (3) follow the procedures summarized below for tendering Notes and delivering consents through the DTC Automated Tender Offer Program (“ATOP”). Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee if they desire to tender Notes pursuant to an Offer (and thereby deliver consents pursuant to the related Consent Solicitation). See “The Tender Offers and Consent Solicitations — Procedures for Tendering Notes and Delivering Consents.”
      Notes validly tendered may be validly withdrawn, and the related delivery of Consents may be validly revoked, at any time at or prior to the Expiration Time by following the procedures set forth under “The Tender Offers and Consent Solicitations — Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights.”
      Holders who do not tender their Notes for purchase pursuant to the Offers or who validly withdraw their Notes at or prior to the Expiration Time will continue to hold Notes pursuant to the terms of the relevant Indenture. If the Requisite Consents are received with respect to either issue of Notes and the Proposed Amendments, the Waiver, and the Withdrawal become operative, the Proposed Amendments, the Waiver, and the Withdrawal will be binding on all non-tendering holders of such issue of Notes. See “Risk Factors — Risks to Non-Tendering Holders of Notes” and “Material United States Federal Income Tax Consequences” for discussions of certain factors that should be considered in evaluating the Offers.
      This Statement constitutes neither an offer to purchase Notes nor a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make an offer or solicitation under applicable securities or blue sky laws. The delivery of this Statement shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in our affairs since the date hereof. Any subsequent material change to such information will be promptly disseminated to holders of the Notes in a manner reasonably calculated to inform such holders of such change.
      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Statement and, if given or made, that information or representation may not be relied upon as having been authorized by the Company.
      None of the Company, the Information Agent, the Depositary, or the Trustee makes any recommendation to you as to whether you should tender your Notes and deliver the related Consent.

      Questions and requests for assistance or for additional copies of this Statement or any other documents related to the Offers may be directed to The Altman Group, Inc., the Depositary and Information Agent for the Offers, at its address and telephone number set forth on the back cover of this Statement. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies through which they hold the Notes with questions and requests for assistance concerning the Offers. Any holder or beneficial owner that has questions concerning tender procedures should contact the Depositary and Information Agent at one of the addresses or telephone numbers set forth on the back cover of this Statement.

SUMMARY TERM SHEET
      The following summary is provided solely for the convenience of the holders of Notes. The information set forth below is a summary of all of the material terms of the Offers and is qualified in its entirety by reference to the full text and more specified details contained elsewhere in this Statement. Holders are urged to read this Statement in its entirety. Each of the capitalized terms used in this Summary Term Sheet and not defined herein have the meaning set forth elsewhere in this Statement.

The Company	CSK Auto, Inc.

The Notes	3 3/8% Senior Exchangeable Notes due 2025 4 5/8 % Senior Exchangeable Notes due 2025

The Tender Offers	We are offering to purchase any and all of the outstanding Notes for cash at the consideration set forth below, upon the terms and subject to the conditions described in this Statement.

The Consent Solicitations	We are also soliciting Consents from the holders of the Notes to the Proposed Amendments, the Waiver, and the Withdrawal. The valid tender of Notes pursuant to a Tender Offer will constitute the giving of a valid Consent with respect to such Notes. Holders of Notes may not validly tender their Notes in a Tender Offer without delivering the related Consents. Holders of Notes may not validly deliver Consents without tendering the related Notes.

Tender Offer Consideration	The consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offers shall be $1,000.00 plus accrued and unpaid interest, including additional interest, to, but not including, the date the Notes are purchased, which is expected to be promptly following the Expiration Time.

Consent Payment	There is no separate or additional payment for the Consents to the Proposed Amendments, the Waiver, and the Withdrawal.

The Expiration Time	The Offers will expire at 5:00 p.m., New York City time, on July 18, 2006, unless extended.

The Proposed Amendments, the Waiver, and the Withdrawal	Specified covenants and events of default in the Indentures will be eliminated or modified, any existing or past default, Default, or Event of Default arising under the Indentures related to the matters covered by the Proposed Amendments, including our failure to comply with Section 5.04 of the Indentures, will be waived, and the applicable Notice of Default, dated May 2, 2006, delivered to us by certain holders of the Notes and any other notice of default or notice of acceleration received by us or the Trustee related to the matters covered by the Proposed Amendments, including our failure to comply with Section 5.04 of the Indentures, at any time prior to the effectiveness of the relevant Supplemental Indenture, will be withdrawn.

Amendment Effectiveness Date	With respect to each issue of Notes, the date we accept for payment all of such Notes that are validly tendered in the relevant Offer following the Expiration Time.

Purpose of the Tender Offers and Consent Solicitations	The purpose of the Tender Offers is to acquire the outstanding Notes. The purpose of the Consent Solicitations is to give effect to the Proposed Amendments, the Waiver, and the Withdrawal. See “Purpose of the Tender Offers and Consent Solicitations.”

Requisite Consents	With respect to an issue of Notes, validly delivered (and not validly revoked) Consents to the Proposed Amendments, the Waiver, and the Withdrawal from holders representing at least a majority of the aggregate principal amount of such Notes then outstanding (excluding any Notes held by affiliates of the Company).

Withdrawal Rights	Notes validly tendered may be validly withdrawn, and the related Consents may be validly revoked, at any time at or before the Expiration Time, but not thereafter, by following the procedures described herein. A valid withdrawal of Notes will validly revoke the related Consent. Consents provided in connection with a tender of Notes cannot be validly revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of Consents provided in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not constitute a valid withdrawal of the related Notes or a valid revocation of such Consents. See “The Tender Offers and Consent Solicitations — Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights.”

Payment Date	With respect to each issue of Notes, the Tender Offer Consideration for Notes of such issue validly tendered and accepted for payment will be paid promptly following the Expiration Time of the applicable Tender Offer. Payment will be made in immediately available (same-day) funds. See “The Tender Offers and Consent Solicitations — Acceptance of Notes for Purchase; Payment for Notes.”

Conditions Precedent to the Tender Offers	Each Offer and our obligation to purchase and pay for Notes validly tendered and not validly withdrawn in each Offer is conditioned upon, unless waived, the satisfaction prior to the date that Notes are accepted for purchase pursuant to the Offer of (1) the Minimum Tender Condition, (2) the Acceleration Condition, and (3) the General Conditions, each as defined under “The Tender Offers and Consent Solicitations — Conditions to the Offers.” We will not terminate the Offer if CSK Corp. files its 2005 Form 10-K (as defined below) or its First Quarter 2006 Form 10-Q (as defined below) prior to the Expiration Time, and the Offer is not conditioned upon CSK Corp.’s continued failure to file its 2005 Form 10-K or its First Quarter 2006 Form 10-Q prior to the Expiration Time.

Certain Consequences to Holders of Notes Not Tendering	Consummation of the Tender Offers and the adoption of the Proposed Amendments, the Waiver, and the Withdrawal may have adverse consequences for holders of Notes that elect not to tender Notes in the Offers, including the following:

• holders of Notes outstanding after consummation of the Offers and effectiveness of the Proposed Amendments, the Waiver, and the Withdrawal will not be entitled to the benefit of specified covenants and certain of the events of default provisions presently contained in the Indenture governing such Notes and will not have any remedies relating to CSK Auto Corporation’s (“CSK Corp.”) failure to file its Annual Report on Form 10-K for the fiscal year ended January 29, 2006 (the “2005 Form 10-K”) with the Securities and Exchange Commission (“SEC”) or other reports required to be filed with the SEC until 11:59 p.m., New York City time, on April 20, 2007; and

• the trading market for Notes not tendered in response to the Offers is likely to be significantly more limited.

For a discussion of certain factors that should be considered in evaluating the Offers, see “Risk Factors.”

Procedures for Tendering Notes and Delivering Consents	See “The Tender Offers and Consent Solicitations — Procedures for Tendering Notes and Delivering Consents.” For further information, call the Information Agent at the telephone number set forth on the back cover of this Statement or consult your broker, dealer, commercial bank, trust company, or other nominee for assistance.

Material United States Federal Income Tax Consequences	For a summary of the material United States federal income tax consequences of the Offers, see “Material United States Federal Income Tax Consequences.”

Waivers; Extensions; Amendments; Termination	We expressly reserve the right, in our reasonable discretion, subject to applicable law, at any time or from time to time prior to the Expiration Time, to (1) waive any condition to any Offer and accept all Notes previously tendered pursuant to such Offer; (2) extend the Expiration Time and retain all Notes tendered and all Consents delivered pursuant to any Offer, subject, however, to the withdrawal rights of holders of Notes as described under “The Tender Offers and Consent Solicitations — Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights”; (3) amend the terms of any Offer in any respect; and (4) terminate any Offer and not accept for purchase any Notes upon failure of any of the conditions to such Offer. Any amendment applicable to an Offer will apply to all Notes tendered and all Consents delivered pursuant to such Offer. See “The Tender Offers and Consent Solicitations — Expiration Time; Extension; Termination; Amendments.”

Brokerage Commissions	No brokerage commissions are payable by holders of Notes to the Information Agent or the Depositary. If Notes are held through a nominee, holders should contact their nominee to determine whether any transaction costs are applicable.

Information Agent and Depositary	The Altman Group, Inc.

Trustee	The Bank of New York Trust Company, N.A.

Further Information	Additional copies of this Statement and any other documents related to the Offers may be obtained by contacting the Information Agent at its telephone number and address set forth on the back cover of this Statement.

ANSWERS TO QUESTIONS YOU MAY HAVE
      The following are answers to some of the questions that you may have as a holder of the Notes. We urge you to read the remainder of this Statement and the accompanying Letter of Transmittal carefully because the information presented below is not complete. Additional important information is contained in the remainder of this document and in the other documents delivered with this Statement.

Who is offering to buy my Notes and soliciting my Consent?
      CSK Auto, Inc. is offering to purchase the Notes. In connection with our offer to purchase the Notes, we are also soliciting Consents to amend several provisions of the Indentures, waive any existing or past default, Default, or Event of Default arising under the Indentures related to the matters covered by the Proposed Amendments, including our failure to comply with Section 5.04 of the Indentures, and withdraw the applicable Notice of Default, dated May 2, 2006, delivered to us by certain holders of the Notes and any other notice of default or notice of acceleration received by us or the Trustee at any time prior to the effectiveness of the relevant Supplemental Indenture. The mailing address of our principal executive offices is 645 E. Missouri Ave., Suite 400, Phoenix, Arizona 85012. Our phone number is (602) 625-9200.

What securities are the subject of the Offers?
      We are offering to purchase, and requesting Consents with respect to, all of the outstanding Notes. As of the date of this Statement, there was outstanding $125,000,000 in aggregate principal amount of 3 3/8% Notes and $100,000,000 in aggregate principal amount of 4 3/8 % Notes.

Why are you offering to purchase my Notes?
      We are offering to purchase your Notes in order to retire the debt associated with the Notes. We have received a notice under each of the Indentures alleging we are in default under the Indentures because we have not yet provided the Trustee with a copy of CSK Corp.’s 2005 Form 10-K. To date, CSK Corp. has not been able to file its 2005 Form 10-K with the SEC because the Audit Committee of CSK Corp.’s Board of Directors (the “Audit Committee”), with the assistance of independent counsel and a separate accounting firm, is conducting an investigation of certain accounting errors and irregularities. As part of the Offers, we are seeking your Consent to amend or eliminate specified provisions contained in the Indentures, to waive any existing or past default, Default, or Event of Default arising under the Indentures related to the matters covered by the Proposed Amendments, including our failure to comply with Section 5.04 of the Indentures, and to withdraw the applicable Notice of Default, dated May 2, 2006, delivered to us by certain holders of the Notes and any other notice of default or notice of acceleration received by us or the Trustee related to the matters covered by the Proposed Amendments, including our failure to comply with Section 5.04 of the Indentures, at any time prior to the effectiveness of the relevant Supplemental Indenture.

What price will I receive for my Notes if I tender them in an Offer?
      We are offering to repurchase your Notes for cash at a repurchase price of $1,000.00 per $1,000 of the principal amount of the Notes, plus accrued and unpaid interest, including additional interest, to, but excluding, the date on which the Notes are purchased, which is expected to be promptly following the Expiration Time.

What price will I receive if I consent to the Proposed Amendments, the Waiver, and the Withdrawal?
      We are not offering any separate or additional payments for your consent to the Proposed Amendments, the Waiver, and the Withdrawal.

May I consent to the Proposed Amendments, the Waiver, and the Withdrawal without tendering my Notes?
      No. In order to validly Consent to the Proposed Amendments, the Waiver, and the Withdrawal, you must validly tender your Notes with respect to which the Consents relate. You cannot validly tender your Notes without consenting to the Proposed Amendments, the Waiver, and the Withdrawal.

When do the Tender Offers and Consent Solicitations expire?
      You have until 5:00 p.m., New York City time, on July 18, 2006, to validly tender your Notes in the Tender Offers and to Consent to the Proposed Amendments, the Waiver, and the Withdrawal, unless we choose to extend the Offers. We may, in our sole discretion, extend the Expiration Time or amend an Offer at any time. We may also terminate an Offer in the event that any of the conditions applicable to that Offer have not been satisfied or waived by us at or prior to the Expiration Time. We will make a public announcement if we extend, amend or terminate an Offer.

When will I receive payment for my tendered Notes?
      We will pay for the tendered Notes in cash promptly following the Expiration Time, as such may be extended.

Can I withdraw my tendered Notes or revoke my consents?
      Yes. You may withdraw your tendered Notes and/or revoke your Consents to the Proposed Amendments, the Waiver, and the Withdrawal at any time before the Expiration Time, as such may be extended. To withdraw your tender and/or revoke your Consent, please follow the instructions under “The Tender Offers and Consent Solicitations — Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights.” If you validly withdraw your tendered Notes, you will be deemed to have validly revoked your consents with respect to the withdrawn Notes. Consents provided in connection with a tender of Notes cannot be validly revoked without a concurrent valid withdrawal of the related Notes.

How will you pay for the tendered Notes?
      We intend to use borrowings from a new senior secured term facility that we expect to enter into to purchase Notes pursuant to the Offer. See “Sources and Amount of Funds.”

What happens to my Notes if I do not tender my Notes?
      If you do not tender your Notes, they will remain outstanding according to their terms and will continue to accrue interest until the date of maturity, unless earlier redeemed by us in accordance with their terms (and any applicable additional interest under the terms of the registration rights agreements entered into in connection with the original issuance of the Notes). If the Proposed Amendments, the Waiver, and the Withdrawal with respect to the Indenture governing an issue of the Notes are approved by a majority in aggregate principal amount of such Notes outstanding (excluding any Notes held by our affiliates), we will use our reasonable best efforts to execute, and to cause the Trustee and any other relevant parties to execute, a Supplemental Indenture giving effect to the Proposed Amendments, the Waiver, and the Withdrawal, which will be binding on all non-tendering holders of such Notes. See “The Proposed Amendments, the Waiver, and the Withdrawal.”
      After we purchase Notes under the Offers, the trading market for the Notes may be significantly more limited, which will adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offers. The extent of the trading market for an issue of Notes following the consummation of the related Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at that time, the number of holders of the Notes remaining at that time and the interest in maintaining a market in the Notes on the part of securities firms.

What are the tax consequences if I tender my Notes and deliver my Consent?
      The receipt of cash in exchange for Notes in the Offer will be a taxable transaction for United States federal income tax purposes. If you are a U.S. Holder (as defined below), you will generally recognize capital gain or loss on the sale to us of a Note in an amount equal to the difference between (i) the amount of cash received for your Note other than in respect of accrued interest and (ii) your “adjusted tax basis” for the Note at the time of the sale to us. The capital gain or loss will be long-term if you held the Note for more than one year at the time of the sale to us. An exception to this capital gain treatment may apply if you purchased the Note at a “market discount.” See “Material United States Federal Income Tax Consequences” in this document. This Statement includes only a summary of the possible tax consequences to you. You should consult with your own tax advisor regarding the actual tax consequences to you.

How do I tender my Notes and deliver my consents?
      To tender your Notes and deliver your Consents to the Proposed Amendments, the Waiver, and the Withdrawal, you must carefully follow the instructions in the Offer Documents. By tendering your Notes, you will be deemed to consent to the Proposed Amendments, the Waiver, and the Withdrawal with respect to the relevant Indenture. See “The Tender Offers and Consent Solicitations — Procedures for Tendering Notes and Delivering Consents.”

Who can I talk to if I need more information?
      Any questions or request for assistance or additional copies of the Offer Documents may be directed to the Information Agent at its telephone number and address set forth on the back cover of this Statement. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offers.

CSK AUTO, INC.
      Unless the context indicates otherwise, as used in this Statement, the “Company,” “us,” “we,” “our,” and “CSK” refer to CSK Auto, Inc. and its subsidiaries, and “CSK Corp.” refers to CSK Auto Corporation and its subsidiaries, including CSK Auto, Inc.
      We are the largest specialty retailer of automotive parts and accessories in the Western United States and one of the largest retailers of such products in the entire country, based, in each case, on store count. We operate 1,288 stores in 22 states spanning from Hawaii to Ohio, with a principal concentration of stores in the West. We have the number one market position in 22 of our 32 major markets in which we operate, based on store count.
      As of April 30, 2006, we operated 1,288 stores in 22 states as a fully integrated company and single business segment. Our stores are known by four brand names:

•	Checker Auto Parts, founded in 1969, with 446 stores operating in the Southwestern, Rocky Mountain, and Northern Plains states and Hawaii;

•	Schuck’s Auto Supply, founded in 1917, with 226 stores operating in the Pacific Northwest and Alaska;

•	Kragen Auto Parts, founded in 1947, with 494 stores operating primarily in California; and

•	Murray’s Discount Auto Stores, founded in 1972, with 117 stores operating in the Midwest.
      In addition, as of April 30, 2006, we operated five value concept retail stores under the Pay N Save brand name in the Phoenix, Arizona area.
      Our principal executive offices are located at 645 E. Missouri Ave., Suite 400, Phoenix, Arizona 85012 and our telephone number is (602) 265-9200.
BACKGROUND
      The 3 3/8% Notes were issued in an aggregate principal amount of $125 million on July 29, 2005 and August 10, 2005 pursuant to the 3 3/8% Indenture. The 4 5/8% Notes were issued in an aggregate principal amount of $100 million on December 19, 2005 and December 23, 2005 pursuant to the 4 5/8 % Indenture.
      The Indentures require us to file with the Trustee (and with the SEC in the case of the 3 3/8 % Indenture) the information, documents, and other reports required to be filed with the SEC by CSK Corp. pursuant to Sections 13 or 15(d) of the Exchange Act (collectively, the “SEC Reports”). The Indentures also require us to file with the Trustee, within 120 days after the end of each fiscal year, a written statement regarding compliance with our obligations under the Indentures, and a description of any known defaults under the Indentures (the “Compliance Certificate”), and to deliver to the Trustee notice of any default under the Indentures (the “Default Certificate”) (“default” is defined for these purposes as default in the observance or performance of any of the terms, provisions and conditions of the Indentures without regard to any period of grace or requirement of notice) (the “Certificate Delivery Covenant”).
      CSK Corp. has previously announced that it would not be able to file its 2005 Form 10-K with the SEC by its due date, and CSK Corp. has not filed the 2005 Form 10-K to date. Our failure to timely file the 2005 Form 10-K with the Trustee (and with the SEC in the case of the 3 3/8 % Indenture) has resulted in a default under the Indentures. We have delivered Default Certificates and Compliance Certificates to the Trustee. The requirements to file the SEC Reports with the Trustee and the SEC, as applicable, are hereafter referred to as the “Reporting Covenants.”
      We have previously disclosed that we have received notices of default with respect to the Notes, stating that we breached the Reporting Covenants. As a result, the maturity of an issue of Notes could be accelerated under the Indentures at any time after July 1, 2006 if: (i) the Proposed Amendments, the Waiver, and the Withdrawal with respect to such Notes do not become effective, (ii) we and CSK Corp., as applicable, have not filed the 2005 Form 10-K with the Trustee and, in the case of the 3 3/8 % Notes, with the SEC, and

(iii) holders of 25% or more of such Notes or the Trustee delivers an acceleration notice. The acceleration of the maturity of the outstanding Notes would permit the holders of such issue of Notes to cause the principal amount and accrued and unpaid interest, including additional interest, to become immediately due and payable.
      After evaluating all options and discussions with various holders of the Notes regarding a modification of the terms of the Notes in return for a waiver from such holders of the Company’s filing requirements under the Indentures as described above until the due date for CSK Corp.’s Annual Report on Form 10-K for the fiscal year ended February 4, 2007, the Company concluded to commence the Offers.
RECENT DEVELOPMENTS
Investigation and Restatement
      As described more fully in press releases dated March 27, 2006, April 14, 2006, and May 22, 2006, all of which were furnished on Forms 8-K, CSK Corp.’s Audit Committee, with the assistance of independent counsel and a separate accounting firm, is conducting an investigation of accounting errors and irregularities discovered in the course of CSK Corp.’s ongoing assessment of internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and an internal audit. The matters being investigated by the Audit Committee relate primarily to the CSK Corp.’s accounting for inventories and vendor allowances. Although that investigation is ongoing, as of May 22, 2006, the Audit Committee had not discovered any facts indicating that there are errors or irregularities material in amount outside of the inventory and vendor allowance areas. Results of the investigation as of May 22, 2006, which are not yet final, indicate that the probable maximum overstatements relative to the CSK Corp.’s previously filed October 31, 2005 balance sheet are as follows: In-transit Inventory — $28 million, Other Inventory Accounts — $40 million and Vendor Allowances — $12 million.
      In addition, CSK Corp. has identified in the course of its year-end close process an estimated overstatement of between $3 million and $7 million of store surplus fixtures and supplies, the majority of which appears to have accumulated in periods prior to fiscal 2003.
      As previously announced, CSK Corp. expects its financial results for each of the two fiscal years 2003 and 2004, selected consolidated financial data for each of the five fiscal years 2001 through 2005 and interim financial information for each of its quarters in fiscal year 2004 and for the first three quarters of fiscal 2005 (collectively, the “Restatements”), will need to be restated in order to account properly for the matters identified in connection with the investigation and should no longer be relied upon.
      Also as previously announced, CSK Corp. will be evaluating whether any of the matters identified in the course of the Audit Committee’s investigation were the result of one or more material weaknesses in its internal controls in addition to those previously reported in its Annual Report on Form 10-K for the fiscal year ended January 30, 2005. Based on current information, CSK Corp. would expect to identify additional material weaknesses in its internal controls at January 29, 2006. CSK Corp. will conclude its evaluation and report its findings in this regard when it files its 2005 Form 10-K.
      The Form 8-K filings dated March 27, 2006, April 14, 2006, and May 23, 2006 and the Form 12b-25 filing dated April 14, 2006 provide additional detail with respect to the matters discussed in this section and you are encouraged to refer to those filings.
Delay in Issuing Results for 2005 and the First Quarter of 2006 and in Filing SEC Reports
      As previously announced, CSK Corp. has delayed finalizing its financial statements for its fiscal year 2005 and the filing of its 2005 Form 10-K pending completion of the Audit Committee’s investigation described above, and CSK Corp. has also deferred release of its financial results for the first quarter of 2006 ended April 30, 2006.

Notices of Default
      As described above, on May 22, 2006, CSK Corp. announced that we have received notices of default under the Indentures with respect to the Notes. As previously announced on May 22, 2006, we have received a notice from the trustee under the indenture governing our $225,000,000 aggregate principal amount of 7% Notes (the “7% Indenture,” and such trustee, the “7% Trustee”) alleging a default under the 7% Indenture. We have advised the trustee that the 7% Indenture does not provide for a default due to a delay in filing financial statements with the SEC or the trustee.
Offer to Purchase and Consent Solicitation for 7% Notes
      We also intend to commence a separate offer to purchase for cash and consent solicitation with respect to any and all of our outstanding 7% Notes on June 19, 2006. The 7% Offer and the Offers are independent and are not conditioned upon each other.
PURPOSE OF THE TENDER OFFERS AND CONSENT SOLICITATIONS
      The principal purpose of the Tender Offers is to acquire all Notes in order to retire the debt associated with the Notes. We have received notices under the Indentures alleging we are in default under the Indentures because we have not yet provided the Trustee with a copy of CSK Corp.’s 2005 Form 10-K. To date, CSK Corp. has not been able to file its 2005 Form 10-K with the SEC. The principal purpose of the Consent Solicitations, which are being made in connection with the Tender Offers, is to obtain your Consents to (1) amend the Indentures under which the Notes were issued to eliminate or modify specified covenants and events of default in the Indentures; (2) obtain the waiver of any prior and existing defaults and events of default under the Indentures as a result of our failure to comply with certain provisions of the Indentures; and (3) obtain the withdrawal of the applicable Notice of Default, dated May 2, 2006, delivered to us by certain holders of the Notes and any other notice of default or notice of acceleration received by us or the Trustee related to the matters covered by the Proposed Amendments, including our failure to comply with Section 5.04 of the Indentures, at any time prior to the effectiveness of the relevant Supplemental Indenture.
SOURCES AND AMOUNT OF FUNDS
      We will need approximately $228 million to purchase all of the Notes and pay all accrued and unpaid interest, including additional interest, to, but excluding, the date on which the Notes are purchased, which is expected to be promptly following the Expiration Time. We have entered into a Commitment Letter, dated June 16, 2006, with J.P. Morgan Securities Inc. and certain other lenders party thereto pursuant to which J.P. Morgan Securities Inc. and the lender parties thereto have, subject to certain customary conditions, committed to provide, and enter into a definitive agreement with respect to, a senior secured term facility of up to $450,000,000 (the “New Term Facility”). We intend to use borrowings from the New Term Facility and cash on hand to purchase Notes pursuant to the Offer.

RISK FACTORS
      You should carefully consider the risks and uncertainties described below as well as the other information appearing elsewhere in this Statement before making a decision whether to participate in the Offers.
Risks to Non-Tendering Holders of Notes

Liquidity of the market for unpurchased Notes will likely be lessened, and the market prices for those Notes may be reduced.
      To the extent that Notes are tendered and accepted in the Offer, any existing trading market for the remaining Notes will become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Consequently, the liquidity, market value, and price volatility of Notes that remain outstanding may be adversely affected. Holders of unpurchased Notes may attempt to obtain quotations for such Notes from their brokers; however, there can be no assurance that any trading market will exist for such Notes following consummation of the Offers. The extent of the public market for the Notes following consummation of the Offers would depend upon the number of holders remaining at such time, the principal amount of Notes outstanding, and the interest in maintaining a market in the Notes on the part of securities firms and other factors.
      Although we believe that the Notes trade on a negotiated basis between certain market makers and holders of the Notes, generally reliable public pricing information for the Notes may not be available. Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices.

If the Proposed Amendments to the Indentures governing the Notes are adopted, holders of Notes not tendered pursuant to the Offers will no longer be entitled to certain protective covenants.
      If the Proposed Amendments become effective with respect to an issue of Notes, Notes of such issue that are not tendered will remain outstanding and will be subject to the terms of the Indenture as modified by the Supplemental Indenture. As a result of the adoption of the Proposed Amendments, holders of Notes that are not tendered will no longer be entitled to the benefits of certain covenants that are currently contained in the Indenture. See “The Proposed Amendments, the Waiver, and the Withdrawal.” In addition, certain events will no longer constitute Events of Default (as defined in the Indentures), and, upon the occurrence of such events, holders of Notes not tendered will no longer be entitled to exercise certain rights currently exercisable upon the occurrence of such Events of Default, including the right to accelerate payment of such Notes in certain circumstances.

If the New Term Facility does not become effective, we may not have the necessary funds to repay the 7% Notes upon an acceleration of such Notes.
      As described above, we have received a notice of default from the 7% Trustee alleging a default under the 7% Indenture. We have advised the 7% Trustee that the 7% Indenture does not provide for a default due to a delay in filing financial statements with the SEC or the 7% Trustee. Holders of 25% or more of the 7% Notes or the 7% Trustee could assert an event of default under the 7% Indenture and deliver an acceleration notice prior to the termination of the Offers. While we intend to enter into the New Term Facility to fund the 7% Offer, entry into the facility is subject to negotiation of a satisfactory agreement. We cannot assure you that such facility will become effective, that the 7% Offer will be successful, or that the holders of the 7% Notes or the 7% Trustee would be unsuccessful if they attempted to accelerate, each of which could have a material adverse effect. In the event the New Term Facility does not become effective and if the 7% Notes are entitled to be accelerated, we may not have the necessary funds to repay the 7% Notes upon an acceleration.

Restatement of prior period financial statements may cause us to become subject to SEC or other regulatory action or civil litigation.
      The Restatements may cause us to become subject to action by the SEC or other regulatory action or civil litigation, which could require us to pay fines or other penalties, settlements, or damages and could have an adverse effect on our business, results of operations, financial condition, and liquidity. We could also become subject to further ratings downgrades and negative publicity and may lose or fail to attract and retain key employees and management personnel as a result of the Restatements or the matters giving rise to the Restatements.

The absence of more recent financial information may have a number of adverse effects on us and the Notes that we cannot now predict, including a decrease in the market price of the Notes and an increase in the volatility of such market price.
      Until CSK Corp. files its 2005 Form 10-K, its Quarterly Report on Form 10-Q for the quarter ended April 30, 2006, (the “First Quarter 2006 Form 10-Q”), and any subsequently required filings, and resumes timely reporting under the Exchange Act, there will be limited public information available concerning CSK Corp.’s results of operations and financial condition. CSK Corp. has cautioned investors not to rely on its historical financial statements in view of the Restatements. The preliminary unaudited financial information that CSK Corp. has recently disclosed is very limited and is subject to change. The absence of more recent financial information may have a number of adverse effects on us and the Notes that we cannot now predict, including a decrease in the market price of the Notes and an increase in the volatility of such market price. Any decision with respect to our securities involves risk because of the absence of recent financial information.

We cannot predict the outcome of the ongoing Audit Committee investigation.
      Because the Audit Committee’s internal inquiry is ongoing, we cannot predict its outcome, and we cannot predict when CSK Corp. will file its 2005 Form 10-K, First Quarter 2006 Form 10-Q, and the Restatements. The findings in the investigation could cause additional delay in the filing of the 2005 Form 10-K and the First Quarter 2006 Form 10-Q, result in additional adjustments to CSK Corp.’s historical financial statements, precipitate changes in the management of CSK Corp., and increase the likelihood of regulatory action or civil litigation.

CSK Corp. has not completed its required assessment of its internal control over financial reporting as of January 29, 2006.
      In addition to the ongoing investigation, CSK Corp. has not completed its required assessment of its internal control over financial reporting as of January 29, 2006. CSK Corp. is evaluating whether any of the matters identified in the course of the Audit Committee’s investigation were the result of one or more material weaknesses in its internal controls in addition to those previously reported in its Annual Report on Form 10-K for the fiscal year ended January 30, 2005. Based on current information, CSK Corp. would expect to identify additional material weaknesses in its internal controls at January 29, 2006. CSK Corp. will conclude its evaluation and report its findings in this regard when it files the 2005 Form 10-K.

CSK Corp.’s failure to meet the reporting requirements of the federal securities laws affects our ability to access the capital markets.
      As a wholly-owned subsidiary of CSK Corp., CSK Corp.’s failure to meet the reporting requirements of the federal securities laws affects our ability to access the capital markets. We are unable to make any registered offering of securities until we can present audited 2005 financial statements and applicable unaudited interim financial statements for CSK Corp., and we are ineligible to use “short-form” registration (registration that allows us to incorporate by reference CSK Corp.’s 2005 Form 10-K, First Quarter 2006 Form 10-Q, and other reports filed with the SEC into our registration statements) until CSK Corp. files all of its delinquent periodic reports, including the 2005 Form 10-K and the First Quarter 2006 Form 10-Q. We are also ineligible to use shelf registration that incorporates by reference CSK Corp.’s future SEC filings until twelve complete months have passed after the date that CSK Corp. files all of its delinquent periodic reports, including the 2005 Form 10-K and the First Quarter 2006 Form 10-Q.
      Until CSK Corp. is current in its reporting, a holder of restricted securities within the meaning of Rule 144 of the Securities Act of 1933, as amended, will be unable to sell such securities in reliance on Rule 144, unless such holder has held such securities for at least two years and is not our “affiliate” for purposes of the U.S. securities laws.
      Because CSK Corp. did not timely file its 2005 Form 10-K, it is not in compliance with the continued listing requirements of the New York Stock Exchange, or NYSE. Under the rules of the NYSE, a continuing failure to comply with these requirements could result in the commencement of delisting proceedings. The NYSE also has broad power to commence delisting proceedings for violations of its rules and may do so at any time. In addition, in order to solicit proxies for CSK Corp.’s annual meeting, CSK Corp. is required to send a proxy statement that is accompanied or preceded by an annual report that includes audited 2005 financial statements. Until CSK Corp. can provide audited 2005 financial statements, it is unable to distribute its proxy statement or set a date for its 2006 annual meeting of stockholders.
Risks to Holders of Notes Tendered in the Offers

The Offers are subject to certain conditions.
      The consummation of the Offers is subject to the satisfaction or waiver by us of several conditions. See “The Tender Offers and Consent Solicitations — Conditions to the Offers.” There can be no assurance that such conditions will be met or waived or that, in the event an Offer is not consummated, the market value and liquidity of the applicable Notes will not be materially adversely affected.

THE TENDER OFFERS AND CONSENT SOLICITATIONS
Principal Terms of the Tender Offers and the Consent Solicitations
      We are offering to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, any and all of the outstanding Notes validly tendered and not validly withdrawn for a purchase price equal to $1,000.00 per $1,000 of the principal amount of the Notes, plus accrued and unpaid interest, including additional interest, to, but excluding, the date on which the Notes are purchased, which is expected to be promptly following the Expiration Time.
      Concurrently with the Tender Offers, we are also soliciting, upon the terms and subject to the conditions set forth in the Offer Documents, Consents to the adoption of the Proposed Amendments, the Waiver, and the Withdrawal. The valid tender of Notes pursuant to a Tender Offer will constitute the giving of a Consent in respect of such Notes. We are not offering any separate or additional payment for the Consents. Pursuant to the terms of the Indentures, the Proposed Amendments, the Waiver, and the Withdrawal require the receipt of the Requisite Consents. Each Offer is conditioned upon the valid tender by holders of at least a majority in aggregate principal amount of Notes subject to the Offer outstanding, which will also constitute the valid delivery of the Requisite Consents.
      If the Requisite Consents with respect to an issue of Notes are received and the Supplemental Indenture with respect to such Notes becomes effective, the Proposed Amendments, the Waiver, and the Withdrawal will be binding on all holders of such Notes and their transferees, regardless of whether a holder has consented to the Proposed Amendments, the Waiver, and the Withdrawal.
      Under the terms of the Offer Documents, the completion, execution and delivery of the Letter of Transmittal and any additional documents required thereby by a holder of Notes in connection with the valid tender of Notes prior to the Expiration Time will be deemed to constitute the valid delivery of Consents to the Proposed Amendments, the Waiver, and the Withdrawal by that tendering holder with respect to such holder’s Notes and will entitle the tendering holder to receive the Tender Offer Consideration for the Notes if such notes are accepted for purchase.
      Each Offer is independent from the other Offer and may be amended or terminated by us subject to applicable law. Holders may not validly tender their Notes without delivering the related Consents. Holders may not deliver Consents without tendering Notes. Notes tendered may be validly withdrawn and Consents may be validly revoked at any time prior to the Expiration Time by following the procedures set forth under “— Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights.” A valid withdrawal of Notes will validly revoke the related Consent. Consents provided in connection with a tender of Notes cannot be validly revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of Consents provided in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not constitute a valid withdrawal of the related Notes.
      Our obligation to accept for purchase and pay for Notes validly tendered and not withdrawn in each Offer is conditioned upon, unless waived, satisfaction prior to the date that Notes are accepted for purchase pursuant to the Offer of (1) the Minimum Tender Condition, (2) the Acceleration Condition, and (3) the General Conditions, each as defined under “— Conditions to the Offers.” If any of the other conditions to the Offer are not satisfied or waived by us at or prior to the Expiration Time, we will not be obligated to accept for purchase or to pay for any Notes with respect to the Offer and any Notes validly tendered in the Offer will be returned to the tendering holders. Under Rule 13e-4(f)(5) promulgated under the Exchange Act, we must pay the Tender Offer Consideration or return the Notes tendered promptly after termination or withdrawal of an Offer.
      Subject to applicable law, we reserve the right to (1) waive any and all conditions to either Offer, (2) extend either Offer, (3) terminate either Offer in the event that any of the conditions applicable to such Offer set out under “— Conditions to the Offers” have not been satisfied or waived by us at or prior to the Expiration Time, or (4) otherwise amend either Offer in any respect.

      Pursuant to the terms of the Indentures, if the Requisite Consents under each Indenture are received, we intend to enter into, and to use our reasonable best efforts to cause the Trustee and any other necessary parties to enter into, Supplemental Indentures to give effect to the Proposed Amendments, the Waiver, and the Withdrawal. With respect to the Indentures, if the Requisite Consents under each Indenture are received and the Proposed Amendments, the Waiver, and the Withdrawal with respect to an Indenture become operative, such Proposed Amendments, Waiver, and Withdrawal will be binding on all non-tendering holders of Notes issued pursuant to such Indenture.
      Holders who do not tender their Notes for purchase pursuant to an Offer or who validly withdraw their Notes at or prior to the Expiration Time will continue to hold Notes pursuant to the terms of the relevant Indenture.
      The Notes purchased in an Offer will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after such purchase. After we purchase Notes pursuant to an Offer, the trading market for the Notes of such issue that remain outstanding may be significantly more limited, which may adversely affect the liquidity of the Notes that remain outstanding. There can be no assurance that any trading market will exist for an issue of Notes following the consummation of the related Offer. The extent of the trading market for an issue of Notes following the consummation of the related Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at that time, the number of holders of the Notes remaining at that time and the interest in maintaining a market in the Notes on the part of securities firms.
Acceptance of Notes for Purchase; Payment for Notes
      Upon the terms and subject to the conditions of the Offers (including, if an Offer is extended or amended, the terms of any such extension or amendment) and applicable law, promptly following the Expiration Time, we will accept for purchase and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the Offers, which payment will be made by the deposit of immediately available funds by us with the Depositary.
      We expressly reserve the right, in our reasonable discretion, to delay acceptance for purchase of Notes tendered under an Offer or the payment for Notes accepted for purchase pursuant to an Offer (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Notes deposited by or on behalf of the holders of Notes promptly after the termination or withdrawal of an Offer) if any of the conditions set forth below under “— Conditions to the Offers” shall not have been satisfied or waived by us at or prior to the Expiration Time or in order to comply in whole or in part with any applicable law, in either case, by oral or written notice of such delay to the Depositary. In all cases, payment for Notes accepted for purchase pursuant to an Offer will be made only after timely receipt by the Depositary of Notes (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required thereby.
      For purposes of an Offer, we will be deemed to have accepted for purchase validly tendered, and not validly withdrawn, Notes (or defectively tendered Notes with respect to which we have waived such defect) if, as and when we give oral or written notice thereof to the Depositary. Payment for Notes accepted for purchase in an Offer will be made by us by depositing such payment, in immediately available funds, with the Depositary, which will act as agent for the tendering holders for the purpose of receiving the purchase price and transmitting the same to such holders. We will notify the Depositary of which Notes tendered at or prior to the Expiration Time are accepted for purchase and payment pursuant to an Offer. Upon the terms and subject to the conditions of an Offer, delivery of the purchase price will be made by the Depositary promptly after receipt of funds for the payment of such Notes by the Depositary.
      Tenders of Notes and the accompanying delivery of Consents pursuant to the Offers will be accepted only in principal amounts of $1,000 or integral multiples thereof (provided that no single Note may be repurchased in part unless the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof).

      If, for any reason, acceptance for purchase of or payment for validly tendered Notes pursuant to the Offers is delayed, or we are unable to accept for purchase or to pay for validly tendered Notes pursuant to an Offer, then the Depositary may, nevertheless, on our behalf, retain tendered Notes, without prejudice to our rights described under “— Expiration Time; Extension; Termination; Amendments,” “— Conditions to the Tender Offer,” and “— Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights,” but subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of an Offer.
      If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of an Offer, or if certificates are submitted evidencing more Notes than are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering holder (or, in the case of Notes tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth under the caption “— Procedures for Tendering Notes and Delivering Consents” below, such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes), unless otherwise requested by such holder under “A. Special Issuance/Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Time.
      No alternative, conditional or contingent tenders will be accepted. A tendering holder, by execution of a Letter of Transmittal (or a manually signed facsimile thereof), waives all right to receive notice of acceptance of such holder’s Notes for purchase.
      Holders of Notes tendered and accepted for purchase pursuant to an Offer will be entitled to accrued and unpaid interest, including additional interest, on their Notes to, but not including, the date on which the Notes are purchased, which is expected to be promptly following the Expiration Time. Under no circumstances will any additional interest be payable because of any delay by the Depositary in the transmission of funds to the holders of purchased Notes or otherwise.
      Tendering holders of Notes purchased in the Offers will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes unless the box entitled “A. Special Issuance/Delivery Instructions” or the box entitled “B. Special Issuance/Delivery Instructions” on the Letter of Transmittal has been completed, as described in the instructions thereto. We will pay all other charges and expenses in connection with the Offers. See “Information Agent and Depositary.”
Procedures for Tendering Notes and Delivering Consents
      The tender of Notes at or before the Expiration Time pursuant to an Offer and in accordance with the procedures described below will be deemed to constitute the delivery of a Consent with respect to the Notes tendered. Holders of Notes may not validly deliver Consents without tendering their Notes in the related Tender Offer.
      Consideration for Notes tendered and accepted for payment pursuant to a Tender Offer will, in all cases, be paid only after timely receipt (i.e., at or prior to the Expiration Time) by the Depositary of a Book-Entry Confirmation (as defined below) of the transfer of such Notes into the Depositary’s account at DTC as described above, and a Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes held through DTC or otherwise, properly completed and duly executed, with any required signature guarantees.
      The method of delivery of Notes and Letters of Transmittal, any required signature guarantees, and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering the Letter of Transmittal or transmitting an Agent’s Message and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Time to permit delivery to the Depositary at or prior to such time. Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted.

Tender of Notes Held Through a Custodian
      To effectively tender Notes that are held by a broker, dealer, commercial bank, trust company, or other nominee, the beneficial owner thereof must instruct such custodian to tender the Notes on such beneficial owner’s behalf. Any beneficial owner of Notes held of record by DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Notes are held in DTC to tender, on such beneficial owner’s behalf, Notes beneficially owned by such beneficial owner.

Tender of Notes Held Through DTC
      To effectively tender Notes that are held through DTC and deliver related Consents, DTC participants should electronically transmit their acceptance through ATOP (and thereby tender Notes), for which the transaction will be eligible. DTC participants that are accepting the Offers must transmit their acceptance to DTC. Upon receipt of such holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.
      In order to validly tender Notes at or prior to the Expiration Time, with respect to Notes transferred pursuant to ATOP, a DTC participant must transmit its acceptance to DTC. Pursuant to authority granted by DTC, any DTC participant that has Notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may tender Notes at or prior to the Expiration Time as though it were the holder. DTC will then send an Agent’s Message to the Depositary for its acceptance. Although delivery of the Agent’s Message by DTC will satisfy the terms of the Offers as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message, in order for the tender to be valid, a holder must also properly complete and duly execute the Letter of Transmittal (or a manually signed facsimile thereof) and mail or deliver the Letter of Transmittal to the Depositary.

Book-Entry Delivery Procedures
      The Depositary will establish an account with respect to the Notes at DTC for purposes of the Offers within two business days after the date of this Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC and delivery of the Agent’s Message by DTC will satisfy the terms of the Offers as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message, in order for the tender to be valid, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Statement at or prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
      The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Notes and that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and the Company may enforce that agreement against such participant.
      Any holder of Notes who holds such Notes through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”), must also comply with the applicable procedures of Clearstream or Euroclear, as applicable, in connection with a tender of Notes and a delivery of Consents. Both Clearstream and Euroclear are indirect participants in the DTC system.

Signature Guarantees
      Signatures on all Letters of Transmittal, if necessary, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a “Medallion Signature Guarantor”), unless the Notes tendered and Consents delivered thereby are tendered and delivered (1) by a holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) that has not completed the box entitled “A. Special Issuance/Delivery Instructions” or the box entitled “B. Special Issuance/Delivery Instructions” on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, trust company, or other nominee having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the holder, then the signatures on the Letter of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instruction 1 of the Letter of Transmittal.

Payment of Purchase Price
      Tendering holders should indicate the name and address to which payment of the cash consideration and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person transmitting such acceptance through ATOP. In the case of issuance in a different name, the employer identification or Social Security number of the person named must also be indicated and a Substitute Form W-9 for such recipient must be completed. If no such instructions are given, such payment of the cash consideration or Notes not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the holder of Notes tendered. Persons who are beneficial owners of Notes but are not holders of Notes and who seek to tender Notes and deliver Consents should (a) contact the holder of such Notes and instruct such holder to tender and consent on its behalf or (b) effect a record transfer of such Notes from the holder to such beneficial owner and comply with the requirements applicable to holders for tendering Notes before the Expiration Time. Any Notes validly tendered at or before the Expiration Time accompanied by a validly transmitted Agent’s Message for such Notes will be transferred of record by the registrar as of the Expiration Time at our discretion, subject to the satisfaction or waiver of the conditions in this Statement.

United States Federal Income Tax Backup Withholding
      Under the United States federal income tax laws, the Depositary may be required to withhold and remit to the United States Treasury 28% of the amount of the cash consideration paid to certain holders of Notes pursuant to the Tender Offers. In order to avoid such backup withholding, each tendering U.S. holder (as defined below) of Notes electing to tender Notes pursuant to a Tender Offer must (1) provide the Depositary with such holder’s or payee’s correct taxpayer identification number and certify that such holder or payee is not subject to such backup withholding by completing a Substitute Form W-9 or (2) otherwise establish an exemption from backup withholding. A Non-U.S. holder (as defined below) may be required to submit the appropriate completed Internal Revenue Service Form W-8 (generally Form W-8 BEN) in order to establish an exemption from backup withholding.

Determination of Validity
      All questions as to the validity, form, eligibility (including time of receipt), and acceptance of any tendered Notes or delivery of Consents pursuant to any of the procedures described above will be determined by us in our sole discretion (which determination shall be final and binding). We reserve the absolute right in our sole discretion, subject to applicable law, to reject any or all tenders of any Notes and delivery of Consents determined by us not to be in proper form or, in the case of the Notes, if the acceptance for payment of, or payment for, such Notes may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, subject to applicable law, to waive or amend any of the conditions to any Offer or to waive any defect or irregularity in any tender with respect to Notes and delivery of Consents of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the Offers (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither we nor the Information Agent, the Depositary, the Trustee, or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of Notes, the holder will be entitled to the Tender Offer Consideration for all of such holder’s Notes accepted for payment.
Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights
      Tenders of Notes made prior to the Expiration Time may be properly withdrawn at any time at or prior to the Expiration Time but not thereafter, unless otherwise required by law. A valid withdrawal of Notes will validly revoke the related Consent. Consents provided in connection with a tender of Notes cannot be validly revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of such Consents provided in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not constitute a valid withdrawal of the related Notes or a valid revocation of such Consents. For a withdrawal of Notes to be proper, a holder must comply fully with the withdrawal procedures set forth below.
      Holders who wish to exercise their right to withdrawal with respect to an Offer must give written notice of withdrawal delivered by mail, hand delivery of facsimile transmission (or an electronic ATOP transmission notice of withdrawal in the case of DTC participants), which notice must be received by the Depositary at one of its addresses set forth on the back cover of this Statement at or prior to the Expiration Time. In order to be valid, a notice of withdrawal must (1) specify the name of the person who tendered the Notes to be withdrawn; (2) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes to be withdrawn; (3) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes; and (4) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (b) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the relevant Offer and will constitute the concurrent valid revocation of such holder’s Consents.
      Withdrawal of Notes (and the accompanying revocation of Consents) can only be accomplished in accordance with the foregoing procedures.
      Notes properly withdrawn may thereafter be re-tendered (and Consents thereby re-given) at any time at or prior to the Expiration Time by following the procedures described under “— Procedures for Tendering Notes and Delivering Consents.”
      All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us, in our sole discretion, which determination shall be final and binding. None of us, the Information Agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.
      The Notes are our obligations and are governed by the Indentures. There are no appraisal or other similar statutory rights available to holders of Notes in connection with the Offers.

Conditions to the Offers
      Notwithstanding any other provision of the Offers and in addition to (and not in limitation of) our right to extend, terminate, and/or amend the Offers, we shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any Notes validly tendered and not validly withdrawn in an Offer, in each event subject to Rule 14e-l(c) under the Exchange Act, and may terminate such Offer, if on or prior to the date Notes are accepted for payment, (i) holders of at least a majority in aggregate principal amount of outstanding Notes subject to the Offer have not validly tendered (and not validly withdrawn) Notes pursuant to the Offer (the “Minimum Tender Condition”), (ii) we shall have received an acceleration notice pursuant to Section 6.01 of the relevant Indenture (the “Acceleration Condition”) with respect to such issue of Notes, or (iii) any of the following “General Conditions” shall have occurred and be continuing:

(1) an event or action shall have occurred or been threatened or taken, or a statute, rule, regulation, judgment, order, stay, decree, or injunction shall have been promulgated, enacted, entered, enforced, or deemed applicable with respect to us or the Offer, by or before any court or governmental, regulatory, or administrative agency, authority, or tribunal, that either:

(a) challenges the legality or validity of the Offer, or could otherwise adversely affect in any material manner the Offer, as contemplated by this Statement; or

(b) could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities, or prospects and those of our subsidiaries or parent entities, individually or taken as a whole;

(2) we shall have determined that anything could prohibit or delay the Offer from being consummated in the manner contemplated in this Statement or impair the anticipated benefits of the Offer;

(3) there shall have occurred any of the following: (a) trading in securities generally on the NYSE or the American Stock Exchange or in the over-the-counter market, or trading in any of our securities on any exchange or in the over-the-counter market, shall have been suspended, or the settlement of such trading generally shall have been materially disrupted or minimum prices therefor shall have been established on any such exchange or such market by the SEC, by such exchange or by any other regulatory body or governmental authority; (b) a banking moratorium shall have been declared by federal or state authorities; (c) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, or there shall have been a declaration of a national emergency or war by the United States; (d) a material adverse change in general economic, political, or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof (or the effect of international conditions on the financial or securities markets in the United States shall be such) as to make it impracticable or inadvisable to proceed with the Offer on the terms and in the manner contemplated in this Statement; or (e) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(4) the Trustee with respect to the Indenture for the Notes shall have objected in any respect, or taken any action that could adversely affect the consummation of the Offer under this Statement, or the Trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offers.
      If any of the foregoing conditions are not satisfied, we may, at any time on or prior to the date Notes are accepted for purchase pursuant to the relevant Offer:

(1) terminate the Offer and promptly return all tendered Notes to the holders thereof;

(2) to the extent permitted by applicable law, modify or otherwise amend the Offer and retain all Notes tendered and not withdrawn until the Expiration Time of the modified or amended Offer; or

(3) waive the unsatisfied conditions with respect to the Offer and accept all Notes validly tendered (and not validly withdrawn).

      We also reserve the right to extend the Offers.
      For purposes of clause (ii) of the second paragraph of this section, all the “General Conditions” shall be deemed to be satisfied with respect to an Offer on the date Notes are accepted for purchase pursuant to such Offer.
      We reserve the right, in our sole discretion, at any time and from time to time, to purchase or offer to purchase or redeem any Notes, to the extent permitted by applicable law, in the open market, in privately negotiated transactions, in one or more additional tender or exchange offers, or otherwise, on terms that may or may not differ materially from the terms of the Offers. Any such purchase or offer to purchase will not be made except in accordance with applicable law.
      The conditions to each of the Offers are for the sole benefit of and may be asserted by us, in our reasonable discretion, regardless of the circumstances (including any action or inaction by us) giving rise to such conditions, or may be waived by us, in whole or in part, at any time or from time to time at or prior to the Expiration Time, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time at or prior to the Expiration Time. Any determination by us concerning the events described in this section shall be final and binding upon all persons.
      We will not terminate the Offer if CSK Corp. files its 2005 Form 10-K (as defined below) or its First Quarter 2006 Form 10-Q (as defined below) prior to the Expiration Time, and the Offer is not conditioned upon CSK Corp.’s continued failure to file its 2005 Form 10-K or its First Quarter 2006 Form 10-Q prior to the Expiration Time.
Expiration Time; Extension; Termination; Amendments
      The Offers will expire at 5:00 p.m., New York City time, on July 18, 2006, unless extended by us.
      We expressly reserve the right to extend an Offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving written or oral notice to the Depositary and by making a public announcement by press release prior to 9 a.m., New York City time, on the next business day following the previously scheduled Expiration Time. During any extension of an Offer, Notes previously tendered and all related Consents previously delivered pursuant to such Offer (and not validly withdrawn) will remain subject to such Offer and may, subject to the terms and conditions of such Offer, be accepted for purchase by us, subject to withdrawal rights of holders of Notes. For purposes of the Offers, the term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are permitted or obligated by law to be closed.
      To the extent we are legally permitted to do so, we expressly reserve the right, in our reasonable discretion, to, with respect to an Offer, (1) waive any condition to such Offer; (2) extend the Expiration Time and retain all Notes tendered and all Consents delivered pursuant to such Offer, subject to the withdrawal rights of holders; (3) increase the Tender Offer Consideration; and (4) amend any other term of such Offer. Any amendment to an Offer will apply to all Notes covered by such Offer that are tendered and not previously accepted for purchase, regardless of when or in what order such Notes were tendered. If we make a material change in the terms of an Offer, we will disseminate additional Offer materials and will extend the Expiration Time for such Offer, in each case, to the extent required by law. In addition, if we change either (a) the principal amount of the Notes subject to an Offer or (b) the Tender Offer Consideration offered in an Offer, then such Offer will be amended to the extent required by law to ensure that the Offer remains open for at least ten business days after the date that notice of any such change is first published, given or sent to holders of Notes by us.
      We expressly reserve the right, in our sole discretion, to terminate an Offer if any conditions applicable to such Offer set out under “— Conditions to the Tender Offers” have not been satisfied or waived by us at or prior to the Expiration Time. Any such termination will be followed promptly by a public announcement of the termination and we will also promptly inform the Depositary of our decision to terminate such Offer.

      In the event that an Offer is withdrawn or otherwise not completed, the Tender Offer Consideration will not be paid or become payable to holders who have validly tendered their Notes in connection with such Offer. In any such event, any Notes previously tendered in such Offer will be returned to the tendering holder in accordance with Rule 13e-4(f)(5) promulgated under the Exchange Act and the Proposed Amendments, the Waiver, and the Withdrawal with respect to such Offer will not be given effect.

THE PROPOSED AMENDMENTS, THE WAIVER, AND THE WITHDRAWAL
      The following is a summary of the Proposed Amendments, the Waiver, and the Withdrawal. Capitalized terms used but not defined in the following summary have the meanings assigned to them in the Indentures.
      The valid tender by a holder of Notes pursuant to an Offer will be deemed to constitute the giving of a Consent by such holder to the Proposed Amendments, the Waiver, and the Withdrawal. We are not soliciting and will not accept Consents from holders who are not tendering their Notes pursuant to an Offer. Each Offer is conditioned upon the valid tender by holders of at least a majority in aggregate principal amount of outstanding Notes of such issue, which will also constitute the valid delivery of the Requisite Consents.
      The Proposed Amendments, the Waiver, and the Withdrawal constitute a single proposal, and a tendering and consenting holder must consent to the Proposed Amendments, the Waiver, and the Withdrawal as an entirety and may not consent selectively with respect to certain elements of the Proposed Amendments, the Waiver, and the Withdrawal. If the Requisite Consents are received and the Proposed Amendments, the Waiver, and the Withdrawal become effective with respect to an Indenture, the Proposed Amendments, the Waiver, and the Withdrawal will be binding on all non-tendering holders of Notes issued under that Indenture.
The Proposed Amendments
      The Indentures provide that we and the Trustee may enter into Supplemental Indentures amending provisions of each of the Indentures with the written consent of holders of a majority in principal amount of the outstanding Notes issued under each Indenture. Consequently, we are soliciting Consents from holders of each issue of Notes. Unless otherwise indicated, the Proposed Amendments and Waiver set forth below amend, and act as waivers to, both the 3 3/8% Indenture and the 4 5/8 % Indenture.
      The Proposed Amendments will be effected by the Supplemental Indentures, which will be executed by us and the Trustee promptly following the Expiration Time. Although the Supplemental Indentures will be executed promptly following the Expiration Time, the Proposed Amendments will not become effective until validly tendered Notes are accepted for payment by us pursuant to the Offers. Each Indenture, without giving effect to the Proposed Amendments, the Waiver, and the Withdrawal, will remain in effect until the effectiveness of the applicable Supplemental Indenture. If an Offer is terminated or withdrawn, or the Notes are not purchased thereunder, the Proposed Amendments will not become effective.

Deleted Provisions
      The Proposed Amendments would delete Section 4.06 in its entirety (Rule 144A Information Requirement) from the Indentures. The Proposed Amendments would also delete the Events of Default set forth in the following paragraphs of Section 6.01 of the Indentures: paragraphs (e) (relating to the any failure to perform or observe any terms, covenants or agreements under the Indentures other than those specifically dealt with elsewhere in Section 6.01), (f) (relating to cross-acceleration of any debt obligations in excess of $20.0 million), (g) (relating to unsatisfied judgments in excess of $20.0 million), (h) (relating to CSK Corp.’s guarantee of the Notes ceasing to be in full force and effect), and (i) (relating to our subsidiaries’ guarantees of the Notes ceasing to be in full force and effect). Any definitions used exclusively in such deleted provisions will also be deleted from the Indentures.

Amended Provisions
      Below is the text of the relevant provision from each of the Indentures that will be amended by the Proposed Amendments, substantially as it currently exists, along with the form of the Proposed Amendments to the provision marked to show changes from the current provision of each Indenture. Text that is added to each Indenture by the Proposed Amendments is bolded and underlined, and text that is to be deleted is shown in strikethrough. In accordance with the Indentures, we reserve the right to change the actual language of the Proposed Amendments, provided that such change does not materially alter the purpose or substance of the Proposed Amendments as described in this Statement.

Section 5.04. Reports by Company. The Company shall, except as otherwise provided in this Section 5.04, file with the Trustee (and the Commission ~~if~~ at any time after the Indenture becomes qualified under the Trust Indenture Act), and transmit to holders of Notes, such information, documents and other reports and such summaries thereof, to the extent ~~as may be~~ required pursuant to the Trust Indenture Act ~~at the times and in the manner provided pursuant to such Act, whether or not the Notes are governed by such Act~~; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall, unless such information, documents or reports are available on the Commission’s EDGAR filing system (or any successor thereto) be filed with the Trustee within fifteen calendar days after the same is so required to be filed with the Commission. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). Notwithstanding any other provision of this Section 5.04 or this Indenture, the documents and reports referred to in this Section 5.04 that the Company would have been required to file with the Commission or the Trustee at any time before the due date for the Issuer’s Annual Report on Form 10-K for its fiscal year ended February 4, 2007 (but for this sentence) will not be required to be filed by the Company until such time.
      Each consenting holder of Notes will be deemed to have directed the Trustee to take any and all actions necessary to effect the Proposed Amendments, including execution of the Supplemental Indentures.
The Waiver
      Pursuant to the Waiver, holders will waive, under Section 6.07 of the Indentures, any existing or past default, Default, or Event of Default arising under the Indentures related to the matters covered by the Proposed Amendments, including our failure to comply with Section 5.04 of the Indentures. Each consenting holder will be deemed to have directed the Trustee to take any and all actions necessary to effect the Waiver.
The Withdrawal
      Pursuant to the Withdrawal, holders will consent to the withdrawal of the applicable Notice of Default, dated May 2, 2006, delivered to us by certain holders of the Notes and any other notice of default or notice of acceleration received by us or the Trustee related to the matters covered by the Proposed Amendments, including our failure to comply with Section 5.04 of the Indentures, at any time prior to the effectiveness of the relevant Supplemental Indenture. Each consenting holder of Notes will be deemed to have directed the Trustee to take any and all actions necessary to effect the Withdrawal.
Other Waivers and Releases
      In consideration for the purchase of the Notes pursuant to the Offers, tendering holders will be deemed to waive, release, forever discharge and agree not to sue us or our former, current or future directors, officers, employees, agents, subsidiaries, affiliates, predecessors, successors, assigns or other representatives as to any and all claims, demands, causes of action and liabilities of any kind and under any theory whatsoever, whether known or unknown (excluding any liability arising under U.S. federal securities laws in connection with the Offers) by reason of any act, omission, transaction or occurrence, that the tendering holders ever had, now have or hereafter may have against us as a result of or in any manner related to any prior non-compliance of the terms of the Indentures or in any manner related to:

•	the tendering holder’s disposition of the Notes pursuant to the Offer and the delivery of Consents;

•	any decline in the value thereof up to and including the Expiration Time (and thereafter, to the extent the holder retains Notes after the Proposed Amendments become effective);

•	any matters relating to or arising from the circumstances giving rise to the Proposed Amendments, the Waiver, and the Withdrawal; or

•	the effectiveness or impact of the Proposed Amendments, the Waiver, and the Withdrawal.
      One of the principal reasons we have commenced the Offers is to eliminate any and all defaults, Defaults, or Events of Default that may exist under the Indentures and obtaining the foregoing release and waiver from the tendering holders is an integral part of this objective. For more information regarding the background to the Offers, see “Background.”
      The foregoing summary does not purport to be comprehensive or definitive, and is qualified in its entirety by reference to the Indentures and the form of Supplemental Indentures, each of which has been previously filed with the SEC or is filed as an exhibit to the Tender Offer Statement on Schedule TO to which this Statement relates.

MARKET PRICE INFORMATION
      The Notes are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to obtain current information with respect to the market prices for the Notes.
      CSK Corp.’s common stock is listed on the NYSE under the symbol “CAO.” The table below sets forth the high and low sales prices of the common stock as reported by the NYSE.

	Price Range

	High	Low

Fiscal 2006
First quarter	$16.84	$12.23
Second quarter (through June 16, 2006)	13.29	10.71
Fiscal 2005
First quarter	$17.65	$15.26
Second quarter	18.85	15.31
Third quarter	19.20	13.96
Fourth quarter	15.95	14.11
Fiscal 2004
First quarter	$20.10	$16.10
Second quarter	19.00	13.51
Third quarter	15.00	11.42
Fourth quarter	16.90	14.58
      On June 16, 2006, the last reported sale price for CSK Corp.’s common stock on the NYSE was $11.27 per share. We urge you to obtain more current market price information for CSK Corp.’s common stock during the period of the Offers.
      CSK Corp. has not paid any dividends on its common stock during the last two fiscal years. CSK Corp. currently does not intend to pay any dividends on its common stock. CSK Corp. is a holding company with no business operations of its own. CSK Corp. therefore depends upon payments, dividends, and distributions from us for funds to pay dividends to its stockholders. We currently intend to retain our earnings to fund our working capital, debt repayment, and capital expenditure needs and for other general corporate purposes. We have no current intention of paying dividends or making other distributions to CSK Corp. in excess of amounts necessary to pay its operating expenses and taxes. In addition, our debt agreements contain restrictions on our ability to pay dividends or make payments or other distributions to CSK Corp.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following summary describes the material U.S. federal income tax consequences of the Offers that may be relevant to holders who are the beneficial owners of the Notes. This discussion is general in nature, and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s particular circumstances. In addition, the discussion does not describe any tax consequences arising out of the laws of any local, state, or foreign jurisdictions and does not consider any aspects of U.S. federal tax law other than income taxation. The discussion deals only with Notes held as capital assets (generally, property held for investment) and does not address tax considerations applicable to holders that may be subject to special tax rules, such as dealers or traders in securities, financial institutions, tax-exempt entities, retirement plans, regulated investment companies, insurance companies, real estate investment trusts, brokers, U.S. expatriates, investors that have elected mark-to-market accounting, partnerships (or entities treated as partnerships for U.S. federal income tax purposes) holding Notes, or persons holding Notes as a part of a hedging, integration, conversion or constructive sale transaction or a straddle, or holders who received the Notes as compensation. This summary also does not address tax consequences to holders as a result of the use of a “functional currency” that is not the U.S. dollar. If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A person that is a partner in a partnership holding the Notes should consult its own tax advisor regarding the tax consequences of the Offers.
      The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. No assurance can be given that the Internal Revenue Service (the “IRS”) will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.
      The discussion set out below is intended only as a summary of the material U.S. federal income tax consequences to a holder of the Offers. Persons considering tendering Notes should consult their own tax advisors concerning the United States federal income, estate, and gift tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. The statements of U.S. federal income tax considerations set out below are based on the laws and regulations in force and interpretations thereof as of the date of this Statement, and are subject to changes occurring after that date.
      To ensure compliance with Internal Revenue Service Circular 230, you are hereby notified that the discussion of tax matters set forth in this Statement was written in connection with the preparation of the Offers and was not intended or written to be used, and cannot be used by any prospective investor, for the purpose of avoiding tax-related penalties under federal, state, or local tax law. Each holder should seek advice based on its particular circumstances from an independent tax advisor.
      As used herein, a “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or any entity treated as a corporation, that was created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons (as described in section 7701(a)(30) of the Code) or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” means a holder of a Note that is an individual, corporation, trust or estate that is not a U.S. Holder.
Treatment of Tendering U.S. Holders
      Sale of the Notes. A sale of Notes by a U.S. Holder pursuant to the Offers will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss on the sale of a Note in an amount equal to the difference between (1) the amount of cash received for such Note, other than the portion of such amount that is properly allocable to accrued interest, including additional interest, which will be treated as a payment of interest for U.S. federal income tax purposes to the extent not previously included in income, and (2) the U.S. Holder’s “adjusted tax basis” for such Note at the time of sale. Generally, a U.S. Holder’s adjusted tax basis for a Note will be equal to the price paid for the Note by such U.S. Holder, reduced (but not below zero) by any amortizable bond premium deducted with respect to the Note, and increased by any market discount with respect to the Note that has previously been taken into income by the U.S. Holder. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale, the U.S. Holder’s holding period for the Note is more than one year. The deductibility of capital losses is subject to limitations.
      Market Discount. Gain recognized by a tendering U.S. Holder will be treated as ordinary income to the extent of any market discount on the Notes that has accrued during the period that the tendering U.S. Holder held the Notes and that has not previously been included in income by the U.S. Holder. A Note generally will be considered to be acquired with market discount if the initial tax basis of the Note in the hands of the U.S. Holder was less than the stated redemption price at maturity of the Note by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder has elected to accrue the market discount using a constant-yield method.
      Backup Withholding and Information Reporting. A U.S. Holder whose Notes are tendered and accepted for purchase by us will be subject to backup withholding tax on the gross proceeds from such tender and payment (including any proceeds attributable to accrued interest, including additional interest), unless the U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding tax is not an additional tax; any amount so withheld may be credited against the U.S. Holder’s federal income tax liability. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund may be obtained from the IRS, provided that the required information is timely furnished.
      We will provide information statements to tendering U.S. Holders and to the IRS reporting the payment of the consideration pursuant to the Offers, except with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations.
Treatment of Tendering Non-U.S. Holders
      Sale of the Notes. A Non-U.S. Holder who receives cash in exchange for the Notes pursuant to the Offers will realize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (and other than amounts attributable to accrued but unpaid interest, including additional interest) and (ii) the Non-U.S. Holder’s adjusted tax basis in the Notes. Subject to the discussion below regarding the backup withholding requirements of the Code, any gain realized by a Non-U.S. Holder on the exchange generally will not be subject to U.S. federal income tax, unless:

•	in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the Offers and certain other requirements are met; or

•	the gain with respect to the Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income treaty applies, the gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder or a fixed base (in the case of an individual)).
      If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which its United States-source capital gains exceed its United States-source capital losses. If the second exception applies, the Non-U.S. Holder will generally be required to pay United States federal income tax on the net gain derived from the sale in the same manner as U.S. Holders, as described above. In addition, corporate holders may be subject to a 30% branch profits tax on effectively connected gain. If a

Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty.
      Accrued Interest. To the extent a Non-U.S. Holder receives amounts attributable to accrued interest, including additional interest, such payments of interest on the Notes to a Non-U.S. Holder will not be subject to U.S. federal income tax or 30% withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership, (3) the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (4) the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, and (5) either we have or our paying agent has received or receives appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or W-8IMY) establishing that the Non-U.S. Holder is not a U.S. person. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under the preceding sentence generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate, provided that a properly executed IRS Form W-8BEN is furnished to the withholding agent) on payments of interest, unless the interest is effectively connected with the conduct of a trade or business within the United States. If interest received with respect to the Notes is effectively connected with a Non-U.S. Holder’s conduct of a United States trade or business, the Non-U.S. Holder generally will be subject to United States federal income tax on the interest on a net-income basis in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise. If interest income received with respect to the Notes is taxable on a net-income basis, the 30% withholding tax described above will not apply (assuming an appropriate certification on Form W-8ECI or a suitable substitute form is provided). A foreign corporation that is a holder of a Note also may be subject to a 30% branch profits tax on its effectively connected interest, unless it qualifies for a lower rate under an applicable income tax treaty.
      Information Reporting and Backup Withholding. The payment of the gross proceeds from the sale of a Note pursuant to the Offers (including the portion attributable to accrued interest, including additional interest) may be subject to information reporting and possibly backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the Internal Revenue Service. When required, we will provide information statements to tendering Non-U.S. Holders and to the IRS reporting the payment of consideration pursuant to the Offers.
Treatment of Non-Tendering Holders
      A holder whose Note is not tendered for sale pursuant to the Offers is not expected to incur any U.S. federal income tax liability as a result of the consummation of the Offers because the Proposed Amendments are not expected to constitute a significant modification of the Notes, or alternatively, a significant modification of the Notes is expected to be treated as a recapitalization for tax purposes. If, contrary to our expectations, the Proposed Amendments were treated as a significant modification to the terms of the Notes and the transaction does not qualify as a tax-free recapitalization, the modification of the Notes would be treated as a taxable transaction to a holder who does not tender its Notes pursuant to the Offers.
      The foregoing summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders on light of their respective circumstances. Holders should consult their own tax advisors as to the particular tax consequences to them of the Offers, including the effect of any federal, state, foreign or other tax laws.

INFORMATION AGENT AND DEPOSITARY
      The Altman Group, Inc. is serving as Information Agent in connection with the Offers. The Information Agent will assist with the mailing of this Statement and related materials to holders of Notes, respond to inquiries of and provide information to holders of Notes in connection with the Offers and provide other similar advisory services as we may request from time to time. Requests for additional copies of this Statement and any other required documents (collectively, the “Offering Materials”) should be directed to the Information Agent at the addresses and telephone numbers set forth on the back cover of this Statement. The Altman Group, Inc. has also been appointed as Depositary for the Offers.
FEES AND EXPENSES
      We will pay the Depositary and the Information Agent reasonable and customary fees for their services (and will reimburse them for their reasonable out of pocket expenses in connection therewith) and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out of pocket expenses incurred by them in forwarding copies of the Offer Documents to the beneficial owners of the Notes. In addition, we will indemnify the Depositary and the Information Agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.
      We will pay all transfer taxes, if any, with respect to the Notes. If, however, Notes for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the holder of the Notes, or if tendered Notes are to be registered in the name of any person other than the person electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the tender offer, then the amount of any such transfer tax (whether imposed on the holder of Notes or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the purchase price otherwise payable to such tendering holder. Any remaining amount will be billed directly to such tendering holder.
WHERE YOU CAN FIND MORE INFORMATION
      CSK Corp. files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any document CSK Corp. files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CSK Corp.’s filings are also available to the public from the SEC’s web site at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC’s web site is not intended to be incorporated by reference in this Statement and you should not consider that information a part of this Statement. As described above, CSK Corp. has not yet filed its 2005 Form 10-Q, First Quarter 2006 10-Q or the Restatements with the SEC. Accordingly, the previously issued financial statements and information that are the subject of the Restatements should no longer be relied upon. See “Recent Developments” and “Risk Factors.”
      You should rely only on the information provided in this Statement and in CSK Corp.’s filings under the Exchange Act incorporated herein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this Statement is accurate as of any date other than that on the front cover of this Statement.
      Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a Schedule TO, of which this Statement forms a part, and related exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference room maintained by the SEC described above as well as through the SEC’s web site.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS
      This document (including the documents incorporated by reference) contains “forward-looking” statements that involve substantial risks and uncertainties. These statements can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “would,” “should,” “contemplate,” “possible” or similar words. Although we believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in our performance is contained in CSK Corp.’s filings with the Securities and Exchange Commission.
      We make no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made. As indicated above, additional inquiry and analysis is being conducted by CSK Corp. and the Audit Committee before any definitive conclusions can be reached as to the time periods and amounts involved relative to the accounting errors and irregularities that have been identified. In addition, there can be no assurance that additional matters will not be identified that require further analysis relative to their impact on previously issued financial statements or that the amounts involved and nature and extent of the accounting errors and irregularities may not ultimately differ materially from that described above.
MISCELLANEOUS
      Other than with respect to the Depositary and the Information Agent, we have not engaged, or made any arrangements for, and have no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the Offers, and no person has been authorized by us to provide any information or to make any representations in connection with the Offers, other than those expressly set forth in this Statement, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by us. The delivery of this Statement shall not, under any circumstances, create any implication that the information set forth herein is correct as of any time after the date hereof.
      From time to time after ten business days following the Expiration Time or termination of the Offers, we may acquire Notes that remain outstanding, if any, whether or not the Offers are consummated, through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offers and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we may pursue.
      No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in the Offer Documents (which include any materials appended thereto) other than those contained therein or in the documents incorporated by reference therein and, if given or made, such information or representation must not be relied upon as having been authorized by us, the dealer manager, the solicitation agent, the Depositary or the Information Agent. The delivery of this Statement and the Letter of Transmittal (which include any materials appended thereto) shall not, under any circumstances, create any implication that there has been no change in the our affairs since the date thereof, or that the information therein is correct as of any time after the date thereof.

      Requests for assistance in completing and delivering the Letter of Transmittal and requests for additional copies of this Statement, the accompanying Letter of Transmittal and other related documents should be directed to the Information Agent at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Offers.
The Information Agent for the Offers is:
The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, New Jersey 07071
Attention: Jim Montano
Phone: (201) 806-7300
Fax: (201) 460-0050
The Depositary for the Offers is:
The Altman Group, Inc.
By facsimile:
(For Eligible Institutions Only):
(201) 460-0050
Confirm by Telephone:
(201) 806-7300
By Mail, Hand or Overnight Courier:
1200 Wall Street West, 3rd Floor
Lyndhurst, New Jersey 07071